Exhibit 16.1 to Form 8-K



June 5, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:


We have read Item 4 of Form 8-K dated June 2, 2000, of Kitty Hawk, Inc. and are in agreement with the statements contained in paragraphs one through four on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                       /s/ ERNST & YOUNG LLP